Exhibit 3.9

FORM 51-102F3
MATERIAL CHANGE REPORT
Item	1	Name and Address of Company
		First Quantum Minerals Ltd.
		8th Floor – 543 Granville Street
		Vancouver, British Columbia
		Canada, V6C 1X8
		Telephone Number: 604 – 688 – 6577
Item	2	Date of Material Change
		August 17, 2005
Item	3	News Release
		The news release was disseminated on August 17, 2005 through Canadian Corporate News and the
		London Stock Exchange.
Item	4	Summary of Material Change
		See attached News Release dated August 17, 2005.
Item	5	Full Description of Material Change
		See attached News Release dated August 17, 2005.
Item	6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102
		Not applicable.
Item	7	Omitted Information
		Not applicable.
Item	8	Executive Officer
		Martin R. Rowley, Chief Financial Officer
		Telephone: 604 – 688 – 6577
Item	9	Date of Report
		August 17, 2005

– DECLARES AN INTERIM DIVIDEND OF CDN $0.02 PER SHARE –

First Quantum Minerals Ltd. (TSX Symbol "FM", LSE Symbol "FQM") announces that it will pay an interim dividend of Canadian $0.02 per share in respect of the second quarter ended June 30, 2005. The dividend will be paid on September 16, 2005 to shareholders of record on August 26, 2005.

As per the Company's dividend policy, dividends are to be paid semi-annually with the first dividend paid after the second quarter in an amount per share of no less than one-third of the amount of the aggregate dividend per share paid during the preceding year.

On Behalf of the Board of Directors	12g3-2b-82-4461
of First Quantum Minerals Ltd.
Listed in Standard and Poor’s
“G. Clive Newall”	Sedar Profile #00006237
G. Clive Newall
Chairman & CEO

For further information visit our web site at www.first-quantum.com or contact Geoff Chater or Bill Iversen
8th Floor. 543 Granville Street Vancouver, British Columbia, Canada V6C 1X8
Tel: (604) 688-6577 Fax: (604) 688-3818 Toll Free: 1 (888) 688-6577 E-Mail: info@first-quantum.com

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
Certain of the information contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the prices of gold, copper and sulphuric acid, estimated future production, estimated costs of future production, the Company’s hedging policy and permitting time lines, involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual prices of copper, gold and sulphuric acid, the factual results of current exploration, development and mining activities, changes in project parameters as plans continue to be evaluated, as well as those factors disclosed in the Company's documents filed from time to time with the British Columbia Securities Commission and the United States Securities and Exchange Commission.